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Exhibit 10.9

February 12, 1998



Michael S. Gardner
1485 Fairway Drive
Los Altos, CA  94024

Dear Michael:

I am very pleased to offer you the position of Senior Vice President, Worldwide Sales Operations as a member of the Executive Leadership Team for Sybase, reporting to me. The anticipated start date is February 17, 1998.

Financial Terms and Conditions:

-     Base salary of $325,000.00 annually.
      Your compensation is governed by the Compensation Committee of the Board of Directors, and will be reviewed on an annual basis or upon change in job responsibilities. Sybase currently conducts annual salary reviews on a specified ("focal") date, usually during its second quarter. Your first focal review date is currently scheduled for May 1999.

-     Target Incentive Bonus of $43,750 quarterly.
      Bonuses are paid quarterly and will be based on agreed upon corporate and individual targets. If start date is on or before March 1, 1998, there will be a guarantee of a prorated Q1 '98 and Q2 '98 bonus.

- An incentive stock option. A recommendation will be made for you to be awarded an option to purchase 250,000 shares of Sybase common stock. Vesting terminates upon any termination of employment. The number of shares awarded is also subject to the approval of the Sybase Board of Directors. The stock option price will be the closing price as quoted on NASDAQ on the date we receive signed acceptance.

- The option with respect to 6/48 of the shares will vest after the first six (6) months and the option with respect to 1/48 of the shares will vest each month for the following forty-two (42) months. Sybase has the right to cancel any unvested portion of your shares if your employment with the company is ended for any reason before four (4) years.

- Sybase will provide a fixed expense reimbursement of $500.00 per month for expenses associated with and incurred for transportation and commutation associated with your employment.

The above referenced compensation terms will be incorporated into an employment agreement. This employment agreement will also provide, subject to certain terms and conditions, for the payment to you of six month's base salary plus variable target and full personal and family benefits if you employment is terminated for any reasons other than cause.

We make this offer of employment contingent upon references, and the successful clearance of a background check.

The enclosed Non-Disclosure Agreement must be signed by all Sybase employees as a condition of employment and section 1 of the enclosed I-9 Form must be completed. The enclosed Personal Data Sheet and W-4 need to be completed to ensure that you receive pay and other important services and benefits in a timely manner. In addition, if you believe you are exempt from FICA withholding, because for example you are in F-1 or J-1 immigration status, please send evidence of such exemptions along with the enclosed documents. PLEASE SIGNIFY ACCEPTANCE OF THIS OFFER BY SIGNING ONE COPY OF THE OFFER LETTER, INDICATING YOUR STARTING DATE, AND RETURNING IT WITH THE ENCLOSED DOCUMENTS BY FEBRUARY 17, 1998, TO JANET MAHONEY IN HUMAN RESOURCES.



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Michael S. Gardner
February 12, 1998
Page 2


In addition to the enclosed forms, your attendance at the New Hire Orientation on the first Monday of your employment will introduce you to Sybase and provide valuable information regarding its history, mission and culture. The enclosed "Welcome to Sybase" sheet has the specific details about your Orientation schedule. During your first day Orientation you will sign up for your Benefits package. This package will include a minimum of three (3) weeks of paid vacation per year until eligible for greater than three (3) weeks. This is effective for calendar year 1998.

The law requires that we make this offer of employment contingent upon your being able to produce proof that you have the legal right to work in the United States. Because satisfactory evidence of such proof must be presented in order for you to start employment at Sybase, please bring your choice of required I.D. and/or work eligibility documents (as stated on the enclosed I-9 form) with you on your first day to the New Hire Orientation. (If you do not attend the New Hire Orientation on your first day, please meet with an HR representative within 24 hours of your start date.)

This offer is valid through February 20, 1998.

We expect that you will play an important role in our success and we are eager for you to join us. Please call me if you have any questions about these documents or any other aspect of this offer.

Sincerely,


/S/ JOHN S. CHEN

John S. Chen

JC/ls
Enclosures




I will start work at Sybase on 2/17/98. I certify that as of this date I will not be employed by, on the payroll of or otherwise compensated by any other company, and that I have not received any consideration or promise of consideration from any other company based on my acceptance of employment with Sybase. I can produce satisfactory proof on my start date that I have the legal right to work in the United States.

I understand and agree that if I am hired by Sybase, I will be free to resign my employment at any time with or without cause and that Sybase may also terminate my employment at any time with it or without cause. I understand that although Sybase has personnel policies relating to other terms and conditions of my employment, and that these policies and conditions, may be changed from time to time by Sybase at its discretion, the voluntary "at will" nature of my employment may not be changed.

This offer states the entire agreement and understanding between Sybase and me with regard to its offer of employment, and supersedes any other negotiations, agreements, understandings, and representations, whether written or oral.

Signed: /S/ Michael S. Gardner
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Date:  2/23/98              Print Name:  Michael S. Gardner
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